ADVISORS PREFERRED TRUST

INVESTMENT ADVISORY AGREEMENT

APPENDIX A

NAME OF FUND	ANNUAL MANAGEMENT FEE AS A PERCENT OF AVERAGE NET ASSETS OF THE FUND	COMMENCED INVESTMENT OPERATIONS
The Gold Bullion Strategy Fund	0.75%	June 28, 2013
The Gold Bullion Strategy Portfolio	0.75%	July 28, 2013
Quantified Managed Bond Fund	0.75%	August 1, 2013
Quantified All-Cap Equity Fund	0.75%	August 1, 2013
Quantified Market Leaders Fund	0.75%	August 1, 2013
Quantified Alternative Investment Fund	0.75%	August 1, 2013
Spectrum Low Volatility Fund	2.15%	October 29, 2013
QES Dynamic Fund*	1.00%	February 2, 2015
QES Credit Long/Short Strategy Portfolio*	1.00%	to be determined
Spectrum Advisors Preferred Fund	1.50%	June 3, 2015
Quantified STF Fund	1.00%	to be determined

* The Trust and Advisors Preferred, LLC acknowledge that rights to the name "QES Credit Long/Short Strategy Index" or any variation thereof has been granted to the Trust as a limited non-exclusive license to use such words in its Funds' name or in any class name. In the event Advisors Preferred, LLC ceases to be the investment adviser to the Fund using such name or variant thereof, the Trust's right to the use of the name QES Credit Long/Short Strategy Index or any variant shall automatically cease on the ninetieth day following the termination of this Agreement with respect to the Fund or Funds. The right to the name may also be withdrawn by Advisors Preferred, LLC during the term of this Agreement upon ninety (90) days written notice the Trust. Nothing contained herein shall impair or diminish in any respect, Advisors Preferred, LLC's right to use the name QES Credit Long/Short Strategy Index or any variant in the name of, or in connection with, any other business enterprises. There is no charge to the Trust for the right to use QES Credit Long/Short Strategy Index or any variant thereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

ADVISORS PREFERRED TRUST

By: /s/ Kevin Wolf

Name: Kevin Wolf

Title: Treasurer

ADVISORS PREFERRED LLC

By: /s/ Catherine Ayers-Rigsby

Name: Catherine Ayers-Rigsby

Title: Chief Executive Officer